CERTIFICATE OF ELIMINATION OF
THE SERIES C PREFERRED STOCK
OF
SOLOMON TECHNOLOGIES, INC.

(Pursuant to Section 151(g) of the Delaware General Corporation Law)
___________

Solomon Technologies, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.    That the name of the Corporation is Solomon Technologies, Inc.

2.    That the Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), of the Corporation authorizes 120,000,000 shares of capital stock, which consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

3.    That pursuant to Section 151 of the Delaware General Corporation Law and the authority set forth in the Certificate of Incorporation, the board of directors of the Corporation (the “Board of Directors”), by resolution duly adopted, established a series of preferred stock, $0.001 par value per share, of the Corporation, designated as “Series C Preferred Stock”, fixed the total number of shares of such class at 4,700,000, and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series and filed a Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock in the office of the Secretary of State of the State of Delaware on August 17, 2006 (the “Series C Certificate of Designation”).

4.    That the Board of Directors has duly adopted the following resolutions:

RESOLVED, that as of the date hereof, there are no shares of Series C Preferred Stock outstanding.

RESOLVED, that no shares of Series C Preferred Stock will be issued subject to the Series C Certificate of Designation.

RESOLVED, that all matters set forth in the Series C Certificate of Designation with respect to the Series C Preferred Stock be eliminated from the Certificate of Incorporation.

RESOLVED, that all 4,700,000 shares of Series C Preferred Stock shall be retired and cancelled and shall not be reissued as shares of any series.

RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law for the purpose of eliminating from the Certificate of Incorporation all references to Series C Preferred Stock.

6.    That no shares of Series C Preferred Stock are outstanding, and no shares of Series C Preferred Stock will be issued pursuant to the Series C Certificate of Designation.

7.    That all matters set forth in the Series C Certificate of Designation with respect to the Series C Preferred Stock be, and they hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

Executed on this 9th day of February, 2007.

SOLOMON TECHNOLOGIES, INC.

By:	/s/Peter W. DeVecchis, Jr.
Name:	Peter W. DeVecchis, Jr.
Title:	President